Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Cyalume Technologies Holdings, Inc.

We hereby consent to the use in this Registration Statement of Cyalume Technologies Holdings, Inc. on Form S-1, of our report dated March 25, 2011 relating to the consolidated financial statements, and of our report dated March 25, 2011 relating to the financial statement schedule, of Cyalume Technologies Holdings, Inc. as of December 31, 2010 and 2009 and for the years then ended appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CCR LLP
Glastonbury, Connecticut
April 15, 2011